:----------:                                       :---------------------------:
:  FORM 3  :                                       :     OMB APPROVAL          :
:----------:                                       :---------------------------:
                                                   :OMB NUMBER        3235-0104:
                                                   :EXPIRES: September 30, 1998:
                                                   :ESTIMATED AVERAGE BURDEN   :
                                                   :HOURS PER RESPONSE.... 0.5 :
                                                   :---------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    SkyePharma plc
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   (Last)                     (First)                       (Middle)

    105 Piccadilly
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                                    (Street)

    London W1V 9FN, England
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   (City)                     (State)                       (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

    10/19/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name AND Ticker or Trading Symbol

    DepoTech Corporation, DEPO
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   _____ Director                       __X__ 10% Owner
   _____ Officer (give title below)     _____ Other (Specify below)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   __X__  Form filed by One Reporting Person

   _____  Form filed by More than One Reporting Person
================================================================================

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.  Title of Security                      2. Amount of Securities        3. Ownership Form: Direct (D)    4. Nature of Indirect
    (Instr. 4)                                Benefically Owned              or Indirect (I) (Instr. 5)       Beneficial Ownership
                                              (Instr. 4)                                                      (Instr. 5)
----------------------------------------   ----------------------------   ------------------------------   -------------------------

    Common Stock of no par value                  2,857,143                             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (7-96)

 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
               WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.   Title of Derivative Security (Instr. 4)


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2.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------

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3.   Title and Amount of Underlying Derivative Security (Instr. 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------

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4.   Conversion or Exercise Price of Derivative Security


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5.   Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 5)


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================================================================================
6.   Nature of Indirect Beneficial Ownership (Instr. 5)


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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


                             /s/ Peter Warburton                    10/29/98
                      ---------------------------------------    ---------------
                       **Signature of Reporting Person                Date
                         Peter Warburton
                         Company Secretary and
                         International Counsel,
                         SkyePharma plc


Potential persons who are to respond to the
collection of information contained in this
form are not required to respond unless the                               Page 2
form displays a currently valid OMB Number.                      SEC 1474 (7-96)